FRIDAY, ELDREDGE & CLARK
                            2000 First Commercial Building
                               400 West Capitol Avenue
                          Little Rock, Arkansas  72201-3493
                             Telephone: 501-376-2011
                              Fax: No.: 501-376-2147



                                   May 9, 1996


     Acxiom Corporation
     Post Office Box 2000
     301 Industrial Boulevard
     Conway, Arkansas  72033-2000

     Ladies and Gentlemen:

          We refer to the Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission on or about the date hereof by Acxiom Corporation (the "Company") for registration under the Securities Act of 1933, as amended (the "Act"), of 147,097 shares of the Company's common stock, $.10 par value per share (the "Shares"), to be offered in connection with the Acxiom Corporation/Pro CD, Inc. Stock Option Plans (the "Plan").

          It is our opinion that all action necessary to register the Shares under the Act will have been taken when:

          a. The Registration Statement shall have become effective in accordance with the applicable provisions of the Act; and

          b. Appropriate action shall have been taken by the Board of Directors of the Company for the purpose of authorizing the registration of the Shares.

          It is our further opinion that the Shares will be, upon issuance against receipt of the purchase price therefore (as defined in the Plan), validly authorized, validly issued, fully paid and non-assessable. This opinion does not pass upon the matter of compliance with "Blue Sky" laws or similar laws relating to the sale or distribution of the Shares.

          We are members of the Arkansas Bar and do not hold ourselves out as experts on the laws of any other State.

          We hereby consent to the use of this opinion as an exhibit to the Registration Statement, as it may be amended, and consent to such references to our firm as are made therein.

                                   Very truly yours,



                                   FRIDAY, ELDREDGE & CLARK

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